Exhibit 16.1

October 10, 2011

HUTECH21 Co. Ltd.

(f/k/a China Logistics Inc.)

#201 Daerungtechnotown III

Gasan-Dong

Geumcheon-Gu, Seoul

Korea 153-772

Effective October 10, 2011, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation.

We have read Item 4.01 of HUTECH21 Co. Ltd.. Form 6-K dated October 10, 2011 and agree with the statements contained therein, insofar as they apply to Lake & Associates, CPA’s LLC.

We look forward to helping you make a smooth transition with your new auditors.

Very truly yours,

/s/ Lake & Associates, CPA’s LLC

Lake & Associates, CPA’s LLC

Schaumburg, Illinois